Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TERAYON COMMUNICATION SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	77-0328533 (I.R.S. Employer Identification No.)

4988 Great America Parkway
Santa Clara, CA 95054
(Address of principal executive offices)

1998 Employee Stock Purchase Plan, as amended
1998 Non-Employee Directors’ Plan, as amended
(Full title of the plans)

Edward Lopez, Esq.
Senior Vice President, General Counsel and Human Resources
Terayon Communication Systems, Inc.
4988 Great America Parkway
Santa Clara, CA 95054
(408) 235-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share (1)	Price (1)	Registration Fee

Shares of Common Stock, par value $.001	3,000,000	$3.03	$9,092,000	$836.28
per share, reserved for future issuance under the 1998 Employee Stock Purchase Plan, as amended

Shares of Common Stock, par value $.001	400,000	$3.03	$1,212,000	$111.50
per share, reserved for future issuance under the 1998 Non-Employee Director’s Plan, as amended

Total	3,400,000		$10,302,000	$947.78

(1)	Estimated solely for the purpose of calculating the amount of the registration fee. The offering price per share and aggregate offering price are based upon the average of the high and low prices of the Terayon Communication Systems, Inc. Common Stock as reported on the Nasdaq National Market on August 26, 2002 for shares available for future grant pursuant to the 1998 Employee Stock Purchase Plan, as amended, and the 1998 Non-Employee Director’s Plan, as amended (pursuant to Rule 457(c) under the Securities Act of 1933, as amended).

2.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
SIGNATURES
EXHIBIT INDEX
Exhibit 5.1
Exhibit 10.1
Exhibit 10.2
Exhibit 23.1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”):

     1. The contents of Registration Statements on Forms S-8 Nos. 333-66139, 333-4470, 333-47154, 333-61050, and 333-85354 filed with the Commission on October 26, 1998, August 29, 2000, October 2, 2000, May 16, 2001, and April 4, 2002, respectively.

     2. The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002, pursuant to Section 13(a) of the Exchange Act.

     3. The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002 filed on May 15, 2002 and August 14, 2002, respectively, pursuant to Section 13 of the Exchange Act.

     4. The Registrant’s Current Report on Form 8-K, filed with the Commission on August 14, 2002.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Additional Disclosure For Adoption of FASB Statement No. 142 and Early Adoption of FASB Statement No. 145

     The following disclosure should be read in conjunction with the Registrant’s financial statements and the notes thereto incorporated by reference in this Registration Statement.

     In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 supersedes APB Opinion No. 17, “Intangible Assets,” and states that goodwill and other intangible assets with indefinite lives are no longer amortized but are reviewed for impairment annually, or more frequently if impairment indicators arise. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The provisions under SFAS No. 142 relating to the discontinuance of amortization of goodwill and indefinite lived intangible assets is effective for assets acquired after June 30, 2001, and upon adoption of the statement to assets acquired prior to June 30, 2001. In addition, the provisions of SFAS No. 142 relating to impairment apply to assets acquired prior to July 1, 2001 upon adoption of SFAS No. 142. Terayon Communications Systems, Inc. elected to adopt this statement beginning January 1, 2002 and discontinued amortization of goodwill acquired prior to July 1, 2001. Terayon Communication Systems, Inc. is reviewing goodwill and intangibles for impairment on a periodic basis.

     In April 2002, FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (SFAS No. 145). SFAS No. 145 allows only those gains and losses on the extinguishment of debt that meet the criteria of extraordinary items to be treated as such in the financial statements. SFAS No. 145 also requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to lease-back transactions. As permitted, the Company early adopted the provisions of SFAS No. 145 in the second quarter of 2002. The Company determined that the extinguishment of its debt did not meet the criteria of an extraordinary item as set forth in SFAS No. 145. Accordingly, the Company now reports its gain from retirement of its Convertible Subordinated Notes in operations instead of as an extraordinary item.

     The following table shows what net income (loss) would have been had SFAS No. 142 and SFAS No. 145 been applied at the beginning of fiscal 2001, 2000, and 1999:

	Twelve months ended December 31,

(in thousands)	2001	2000	1999

Reported net loss	$(563,846)	$(180,767)	$(64,080)
Amortization of goodwill and intangible assets with indefinite lives	40,341	81,220	4,036

Pro forma net loss	$(523,505)	$(99,547)	$(60,044)

Basic and diluted net loss per share:
Reported net loss	$(8.25)	$(2.95)	$(1.55)
Adjustment related to amortization of goodwill and intangible assets with indefinite lives	0.59	1.32	0.10

Pro forma net loss per share	$(7.66)	$(1.63)	$(1.45)

EXHIBITS

Exhibit
Number

5.1	Opinion of Edward Lopez, Senior Vice President, General Counsel and Human Resources of Terayon Communication Systems, Inc.

10.1	1998 Employee Stock Purchase Plan, as amended.

10.2	1998 Non-Employee Directors’ Stock Option Plan, as amended.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Edward Lopez is contained in Exhibit 5.1 to this Registration Statement.

3.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California on August 30, 2002.

TERAYON COMMUNICATION SYSTEMS, INC.

By:	/s/ Dr. Zaki Rakib

Dr. Zaki Rakib Chief Executive Officer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Zaki Rakib Dr. Zaki Rakib	Chief Executive Officer, Secretary and Director (Principal Executive Officer)	August 30, 2002

* Carol Lustenader	Chief Financial Officer (Principal Financial and Accounting Officer)	August 30, 2002

* Alek Krstajic	Director	August 30, 2002

* Shlomo Rakib	President and Chairman of the Board of Directors	August 30, 2002

* Christopher J. Schaepe	Director	August 30, 2002

* Lewis Solomon	Director	August 30, 2002

* David Woodrow	Director	August 30, 2002

*By: /s/ Dr. Zaki Rakib Dr. Zaki Rakib Attorney-in-Fact

4.

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Edward Lopez, Senior Vice President, General Counsel and Human Resources of Terayon Communication Systems, Inc.

10.1	1998 Employee Stock Purchase Plan, as amended.

10.2	1998 Non-Employee Directors’ Stock Option Plan, as amended.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Edward Lopez is contained in Exhibit 5.1 to this Registration Statement.

5.